                                                                       Exhibit B



                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT, dated as of July 16, 2000, between GENERAL ELECTRIC COMPANY, a New York corporation ("Parent"), and HARMON INDUSTRIES, INC., a Missouri corporation (the "Company").

    WHEREAS, Parent and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), providing for the merger of a wholly owned subsidiary of Parent with the Company; and

    WHEREAS, in order to induce Parent to execute and deliver the Merger Agreement, Parent has required that the Company agree, and the Company has agreed, to grant to Parent the option set forth herein to purchase authorized but unissued shares of common stock, par value $0.25 per share (the "Shares"), of the Company.

    NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

    1. DEFINITIONS. Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

    2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, the Company hereby grants to Parent an unconditional, irrevocable option (the "Option") to purchase up to that number of Shares which equals 19.9% of the issued and outstanding Shares (the "Option Shares") immediately prior to the first exercise of this Option at a price per share (the "Option Price") equal to $30, payable in cash as provided in Section 4 hereof. The number of Option Shares and the Option Price are subject to adjustment as set forth herein.

    3. EXERCISE AND TERMINATION OF OPTION. (a) Subject to the conditions set forth in Section 3(a) and to any additional requirements of any applicable foreign, federal, state or local laws, statutes, ordinances, regulations, rules, codes, judgments, orders, decrees or other requirement or rule, Parent may exercise the Option, in whole or in part, at any time or from time to time, after the occurrence of a Payment Event (as defined in the Merger Agreement) provided that, except as provided in the last sentence of this Section 3(a), the Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time (as such term is defined in the Merger Agreement), (ii) twelve months after the occurrence of a Payment Event (unless prior thereto the Option shall have been exercised) and (iii) the termination of the Merger Agreement prior to the occurrence of a Payment Event unless, in the case of clause (iii), Parent has the right to receive a termination fee following such termination upon the occurrence of certain events, in which case the Option will not terminate until the later of (x) six months following the time such termination fee becomes payable and (y) the expiration of the period in which an event may occur which would result in Parent having the right to receive a termination fee pursuant to Section 5.5(e)(z) of the Merger Agreement. Notwithstanding the termination of the Option, Parent shall be entitled to purchase those Option Shares with respect to which it has exercised the Stock Option in accordance with the terms hereof prior to the termination of the Option. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

        (b) If Parent is entitled to and wishes to exercise the Option, it shall deliver to the Company a written notice (the date of receipt of which is referred to as the "Notice Date") specifying (i) the total number of shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than five business days nor later than 15 calendar days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED that if the closing of a purchase and sale pursuant to the Option (the "Closing") cannot be consummated by reason of any applicable

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    judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and, PROVIDED FURTHER that, without limiting the foregoing, if prior notification to or approval of any regulatory authority is required in connection with such purchase, Parent and, if applicable, the Company shall promptly file the required notice or application for approval and shall expeditiously process the same (and the Company shall cooperate with Parent in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be,
    (i) any required notification period has expired or been terminated or
    (ii) such approval has been obtained, and in either event, any requisite waiting period has passed.

        (c) It shall be a condition to the exercise of this Option that (i) no preliminary or permanent injunction or other order, decree or ruling against the sale or delivery of the Option Shares issued by any federal or state court of competent jurisdiction in the United States is in effect at such time, (ii) any applicable waiting period under the HSR Act shall have expired or been terminated at or prior to such time, and (iii) any approval required to be obtained prior to the delivery of the Option Shares under the laws of any jurisdiction shall have been obtained and shall be in full force and effect.

        (d) If at any time the Option is then exercisable pursuant to the terms of Section 3(a) hereof, Parent may elect, in lieu of exercising the Option to purchase Option Shares as provided in Section 3(a) hereof, to send a written notice to the Company (a "Cash Exercise Notice") specifying a date not later than ten Business Days and not earlier than the fifth Business Day after delivery of such notice, on which date the Company shall pay to parent an amount in cash equal to the Spread (as defined below) multiplied by such number of Option Shares as Parent shall specify in the Cash Exercise Notice.

    As used in this Agreement, "Spread" shall mean the excess, if any, over the Option price of the higher of (x) if applicable, the highest price per Share paid or to be paid by any person in an Alternative Transaction (the "Competing Purchase Price") and (y) the closing price of the Shares on Nasdaq on the last trading day immediately prior to the date of the Cash Exercise Notice or the Repurchase Notice, as the case may be (the "Closing Price"). If the Competing Purchase Price includes any property other than cash, the Competing Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Competing Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice or the Repurchase Notice, as the case may be, shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Competing Purchase Price shall be deemed to be the amount of any cash included in the Competing Purchase Price plus the fair market value of such other property (as determined by a nationally recognized investment banking firm jointly selected by Parent and the Company). For this purpose, the parties shall use their reasonable commercial efforts to cause any determination of the fair market value of such other property to be made within three Business Days after the date of delivery of the Cash Exercise Notice or the Repurchase Notice, as the case may be.

    Upon exercise by Parent of its right to receive the Spread multiplied by such number of Option Shares as Parent shall specify in the Cash Exercise Notice pursuant to this Section 3, the obligations of the Company to deliver Option Shares pursuant to Section 3(c) shall be terminated with respect to such number of Option Shares subject to the Cash Exercise Notice.

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    4.  PAYMENT AND DELIVERY OF CERTIFICATES.  (a) At the Closing referred to in
Section 3 hereof, Parent shall pay to the Company on the Closing Date the aggregate Option price for the Option Shares purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated not later than one business day prior to such Closing Date by the Company; PROVIDED that failure or refusal of the Company to designate such a bank account shall not preclude Parent from exercising the Option.

        (b) At such Closing, simultaneously with the delivery of cash as provided in Section 4(a), the Company shall deliver to Parent a certificate or certificates representing the number of Option Shares purchased by Parent, registered in the name of Parent or a wholly owned subsidiary of Parent designated in writing by Parent, which shares shall be fully paid and non-assessable and free and clear of all Liens, claims, charges and encumbrances of any kind whatsoever. Any certificates so issued shall bear a legend reflecting any resale restrictions applicable to the shares represented thereby. Any such legend will be removed by delivery of substitute certificates without such reference if the sale of such Option Shares has been registered pursuant to the Securities Act, the Option Shares have been sold in reliance on and in accordance with Rule 144 or Parent has delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel in customary form, to the effect that such legend is not required for purposes of the Securities Act.

        (c) At the time any Option Shares are issued pursuant to any exercise of the Option, if the Company shall have issued any share purchase rights or similar securities generally to holders of Shares prior thereto (including pursuant to the Rights Agreement), then each Option Share issued pursuant to an exercise of the Option shall also represent rights with terms substantially the same as and at least as favorable to Parent as those issued to other holders of Shares.

        (d) When Parent provides the written notice of exercise of the Option provided for in Section 3(b) and the tender of the applicable purchase price in immediately available funds, Parent shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Option Shares shall not then be actually delivered to Parent.

    5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent as follows:

        (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby (i) are within the Company's corporate powers, (ii) have been duly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby, (iii) require no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, except for compliance by the Company with the HSR Act and similar statutes or regulations of foreign jurisdictions (iv) do not conflict with any provision of the Articles of Incorporation or By-Laws of the Company, (v) assuming compliance with clause (iii) above, contravene or conflict with or constitute a violation of any provision of any law, regulation or judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries and (vi) will not require any consent, approval or notice under and will not conflict with, or result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration or termination of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary or their respective properties, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any asset of the Company or any Subsidiary; other than, in the case of each of (iii), (v) or (vi), such as would not, individually or in the aggregate, have a Company Material Adverse Effect on the Company or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this transaction. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

        (b) Except for any filings required to be made under the HSR Act, the Company has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver Option Shares upon the exercise of the Option terminates, will have reserved for issuance, upon any exercise of the Option, the number of Shares subject to the Option (less the number of Shares previously issued upon any partial exercise of the Option). All of the Shares to be issued pursuant to the Option are duly authorized and, upon issuance and delivery thereof pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all claims, liens, charges, encumbrances and security interests, and not subject to any preemptive rights.

    6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. Parent hereby represents and warrants to the Company as follows:

        (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The execution, delivery and performance of this Agreement by Parent and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Parent, require no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, except for compliance by Parent with the HSR Act and similar statutes or regulations of foreign jurisdictions, and do not conflict with any provision of the Articles of Incorporation or By-Laws of Parent or result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, its subsidiaries or their respective properties that individually or in the aggregate, have a material adverse effect on Parent or materially impair the ability of Parent to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

        (b) Parent is acquiring the Option and will acquire the Option Shares for investment purposes only and not with a view to any resale or distribution thereof, and will not sell any Option Shares purchased pursuant to the Option except in compliance with the Securities Act.

    7. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the Shares by reason of stock dividends, stock splits, split-ups, spin-offs, recapitalizations, recombinations, mergers, extraordinary dividends or the like, the type and number of Option Shares, and the Option Price, as the case may be, shall be adjusted appropriately in such manner that Parent would have received in respect of Shares if Parent had exercised the Option immediately prior to such event on the record date therefore, as applicable, and had elected (to the fullest extent it would have been permitted to elect) to receive such securities, cash or other property, and proper provision shall be made in any agreement governing any such transaction to provide for such adjustment and the full satisfaction of the Company's obligations hereunder.

    8.  REPURCHASE.

        (a)  At any time when the Option is exercisable pursuant to
    Section 3(a) hereof, at the request of Parent, the Company shall repurchase all Shares purchased by Parent pursuant hereto

                                      B-4
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    which parent then beneficially owns at a price per share equal to the sum of
    (x) the aggregate Option Price paid by Parent for all Shares acquired pursuant to the Stock Option with respect to which parent then has beneficial ownership; and (v) the Spread multiplied by the number of shares with respect to which the Option has been exercised and with respect to which Parent then has beneficial ownership.

        (b) In the event Parent exercises its rights under this Section 8, the Company shall, within 10 business days thereafter, pay the required amount to Parent by wire transfer of immediately available funds to an account designated by Parent and Parent shall surrender any certificates evidencing the Shares purchased thereunder.

        (c) In the event Parent exercises its rights under this Section 8, the Company shall, within 10 business days thereafter, pay the required amount to Parent by wire transfer of immediately available funds to an account designated by Parent and Parent shall surrender to the Company the certificates evidencing the Shares purchased under this Section 8.

        (d)  The period for exercise of the rights provided under this
    Section 8 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, for the expiration of all statutory waiting periods, and to the extent the Company is unable to perform any of its obligations in this Section 8 under applicable law; and
    (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise.

        (e) If within 12 months after the date the Merger Agreement was terminated pursuant to the terms thereof, neither Parent nor any other person has acquired more than fifty percent of the issued and outstanding Shares, the Company will then have the right to purchase (the "Repurchase Right") all, but not less than all, of the Option Shares acquired upon exercise of this Option of which Parent is the beneficial owner on the date the Company gives written notice of its intention to exercise the Repurchase Right, at a price per share equal to the greater of (i) the Option Price or
    (ii) the average of the closing price per Share on Nasdaq for the five consecutive trading days ending on and including the trading date immediately prior to the consummation of such repurchase of Option Shares.

    9. REGISTRATION RIGHTS. At any time within 2 years after a Closing, if requested by Parent or any affiliate of Parent who is a beneficial owner of Option Shares (each a "Shareholder"), the Company shall, as expeditiously as possible file a registration statement on a form for general use under the Securities Act if necessary in order to permit the sale or other disposition of the Option Shares that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by any such Shareholder. Each such Shareholder shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. The Company shall use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 90 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The registration effected under this
Section 9 shall be at the Company's expense except for underwriting commissions and the fees and disbursements of such Shareholder's counsel attributable to the registration of such Option Shares. In no event shall the Company be required to effect more than three registrations hereunder. The filing of any registration statement required hereunder may be delayed for such period of time (not to exceed 60 days) in the reasonable judgment of the Board of Directors of the Company, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Company or any other material transaction involving the Company. If requested by any such Shareholder in connection with such registration, the Company shall become a party to any underwriting agreement relating to the sale of such shares on terms and including obligations and indemnities that are customary for parties similarly situated. Upon receiving any request for registration

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under this Section 9 from any Shareholder, the Company agrees to send a copy thereof to any other person known to the Company to be entitled to registration rights under this Section 9, in each case, by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

    10. LISTING. If Option Shares or any other securities to be acquired upon exercise of the Option are then-listed on the NYSE or any other national securities exchange, upon the request of Parent, the Company will promptly file an application to list the Option Shares or other securities to be acquired upon exercise of the Option on the NYSE or such other exchange and will use its best efforts to obtain approval of such listings as soon as practicable.

    11. LIMITATION ON PROFITS. (a) Notwithstanding any other provision contained herein or in the Merger Agreement to the contrary, in no event shall Parent's Total Profit (as defined below), including the amount of $10.5 million contemplated by Section 5.5(e) of the Merger Agreement (the "Termination Fee"), exceed $16,000,000 (the "Fee Cap") and if it otherwise would exceed such amount, Parent shall repay the excess amounts to the Company in cash so that the Total Profit shall not exceed such amount.

        (b) Notwithstanding anything to the contrary contained herein, the Option may not be exercised for a number of Shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than the amount of the Fee and if it otherwise would exceed such amount, the number of shares which may then be issued upon exercise of the options will be decreased so that the Notional Total Profit shall not exceed the amount of the Fee;

        (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of the Fee received by Parent pursuant to Section 5.5(e) of the Merger Agreement, (ii) the amount received by Parent pursuant to Sections 3(d) and 8 hereof, (iii)
    (x) the net cash amounts received by Parent pursuant to the sale of Option Shares (or any other securities into which such Option Shares shall be converted or exchanged) to any unaffiliated party, LESS (y) Parent's Option price for such Option Shares.

        (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Parent may propose to exercise the Option shall be the Total Profit determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares and assuming that each such share, together with each other Option Share, held by Parent and its affiliates as of such date, were sold for cash at the closing market price on Nasdaq for one Share as of the close of business on the preceding trading day (LESS customary brokerage commissions).

    12. TRANSFERABILITY OF THE OPTION. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except Parent may assign, in whole or in part, its rights and obligations hereunder to any wholly owned subsidiary of Parent, provided that no such assignment will relieve Parent of its obligations hereunder. Any purported assignment in violation hereof shall be null and void.

    13.  MISCELLANEOUS.

    (a) EXPENSES. Except as provided in Section 9, each of the parties hereto shall pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    (b) ENTIRE AGREEMENT. This Option Agreement, the Confidentiality Agreement and the Merger Agreement (including the exhibits and schedules thereto) constitute the entire agreement between the

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
parties with respect to the subject matter hereto and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

    (c) SUCCESSORS; NO THIRD-PARTY BENEFICIARIES. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted transferees and assigns. Nothing in this Option Agreement is intended to confer upon any Person, other than the parties hereto, and their respective successors and permitted assigns, any rights or remedies hereunder.

    (d) SEVERABILITY. Any term, provision, covenant or restriction contained in this Option Agreement held by any court of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Option Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Option Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

    (e) NOTICES. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered in accordance with Section 8.5 of the Merger Agreement (which is incorporated herein by reference).

    (f) COUNTERPARTS. This Option Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.

    (g) FURTHER ASSURANCES. In the event of any exercise of the Option by Parent, the Company and Parent shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

    (h) SPECIFIC PERFORMANCE. The parties hereto agree that if for any reason Parent or the Company shall have failed to perform its obligations under this Option Agreement, then either party hereto seeking to enforce this Option Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Option Agreement.

    (i) GOVERNING LAW. This Option Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware without reference to its principles of conflicts of laws.

    (j) CONSENT TO JURISDICTION; VENUE. Section 8.8 of the Merger Agreement is hereby incorporated herein by reference.

    (k)  SECTION 16(B).  Periods of time that otherwise would run pursuant to
Section 3 or 8 hereof shall also be extended to the extent necessary for any Parent to avoid liability under Section 16(b) of the Exchange Act.

    (l) WAIVER AND AMENDMENT. Any provision of this Option Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Option Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

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
    IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the date first written above.

                                                       GENERAL ELECTRIC COMPANY

                                                       By:  /s/ JOHN KRENICKI, JR.
                                                            -----------------------------------------
                                                            Name: John Krenicki, Jr.
                                                            Title: President & CEO--GE Transportation
                                                                  Systems

                                                       HARMON INDUSTRIES, INC.

                                                       By:  /s/ ROBERT E. HARMON
                                                            -----------------------------------------
                                                            Name: Robert E. Harmon
                                                            Title: Chairman of the Board of Directors

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